Exhibit 10.1

FOURTH AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is dated as of the 26th day of July, 2022, by and between Bank of America, N.A. (the “Bank”) and Hooker Furnishings Corporation (formerly known as Hooker Furniture Corporation), a Virginia corporation, Bradington-Young, LLC, a Virginia limited liability company, Sam Moore Furniture LLC, a Virginia limited liability company, and Home Meridian Group, LLC, a Virginia limited liability company (collectively, the “Borrowers,” and individually, a “Borrower”).

The Borrowers and the Bank are parties to a Second Amended and Restated Loan Agreement dated as of September 29, 2017, as amended by a First Amendment to Second Amended and Restated Loan Agreement dated as of January 31, 2019, a Second Amendment to Second Amended and Restated Loan Agreement dated as of November 4, 2020, and a Third Amendment to Second Amended and Restated Loan Agreement dated as of January 27, 2021 (as so amended, the “Existing Loan Agreement”), and they now desire to amend certain provisions of the Existing Loan Agreement as provided herein.

Accordingly, for and in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which consideration are hereby mutually acknowledged, the Borrowers and the Bank hereby agree as follows:

1.         Capitalized Terms; Effective Date. Capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings assigned thereto in the Existing Loan Agreement, as amended by this Amendment (the Existing Loan Agreement, as amended by this Amendment, being hereinafter referred to as the “Loan Agreement”). Except as expressly provided to the contrary herein, all amendments to the Existing Loan Agreement set forth herein shall be effective as of the date of this Amendment.

2.         Amendments to Existing Loan Agreement. The following provisions of the Existing Loan Agreement are amended as follows:

2.1.         Availability Period and Method of Borrowing. The first sentence of Section 1.2(a) of the Existing Loan Agreement is amended to read as follows:

“Facility No. 1 is available between the date of this Agreement and July 26, 2027, or such earlier date as the availability may terminate as provided in this Agreement or such later date as the Bank may from time to time in its sole discretion designate in any “Extension Notice,” as defined hereafter (the “Facility No. 1 Expiration Date”).”

2.2.         Interest Rate on Facility No. 1. Section 1.4 of the Existing Loan Agreement is amended to read as follows:

“1.4         Interest Rate on Facility No. 1.

(a)         The outstanding principal amount of Facility No. 1 will bear interest at a rate per year equal to the BSBY Rate (Adjusted Periodically) plus 1.00%.

(b)         The interest rate will be adjusted on the first day of every month (for purposes of this section, the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)         For purposes of this section, the “BSBY Rate (Adjusted Periodically)” is a rate of interest equal to the rate per annum equal to the BSBY Screen Rate as determined for each Adjustment Date two (2) banking days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one month; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first banking day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If at any time the BSBY Rate (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

2.3.         Facility No. 5. A new Article 3.B. is added to the Existing Loan Agreement to read as follows:

“3.B.         FACILITY NO. 5: 2022 TERM LOAN (SECURED)

3.B.1         Amount. The Bank will provide a term loan to the Borrowers in the original principal amount of $18,000,000 (“Facility No. 5”), upon the terms and conditions set forth in this Agreement. Facility No. 5 will be available in a single disbursement on July 26, 2022, unless a Default or Event of Default has occurred.

3.B.2         Repayment Terms of Facility No. 5.

(a)         The Borrowers will pay the amount of interest accrued on the outstanding principal balance of Facility No. 5 on the 26th day of each month, commencing August 26, 2022, until payment in full of all principal outstanding under Facility No. 5.

(b)         On July 26, 2027, the entire indebtedness under Facility No. 5, including all outstanding principal and accrued but unpaid interest, shall be due and payable.

3.B.3         Interest Rate on Facility No. 5.

(a)         Facility No. 5 will bear interest at a rate per year equal to the BSBY Rate (Adjusted Periodically) plus 0.90%.

(b)         The interest rate will be adjusted on the first day of every month (for purposes of this section, the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)         For purposes of this section, the “BSBY Rate (Adjusted Periodically)” is a rate of interest equal to the rate per annum equal to the BSBY Screen Rate as determined for each Adjustment Date two (2) banking days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one month; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first banking day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If at any time the BSBY Rate (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(d)         The Borrowers may prepay the outstanding principal of Facility No. 5 in full or in part at any time, without premium or penalty except as described below; provided that any prepayment shall be accompanied by all accrued interest thereon.”

2.4.         Facility No. 6. A new Article 3.C. is added to the Existing Loan Agreement to read as follows:

“3.C.         FACILITY NO. 6: 2022 TERM LOAN (UNSECURED)

3.C.1         Amount. The Bank will provide a term loan to the Borrowers in the original principal amount of $7,000,000 (“Facility No. 6”, and together with Facility No. 1 and Facility No. 5, each a “Facility” and collectively the “Facilities”), upon the terms and conditions set forth in this Agreement. Facility No. 6 will be available in a single disbursement on July 26, 2022, unless a Default or Event of Default has occurred.

3.C.2         Repayment Terms of Facility No. 6.

(a)         The Borrowers will pay installments of principal in the amount of $116,666.67, plus the amount of interest accrued on the outstanding principal balance of Facility No. 6, on the 26th day of each month, commencing August 26, 2022, until payment in full of all principal of and interest on Facility No. 6.

(b)         On July 26, 2027, the entire indebtedness under Facility No. 6, including all outstanding principal and accrued but unpaid interest, shall be due and payable.

3.C.3         Interest Rate on Facility No. 6.

(a)         Facility No. 6 will bear interest at a rate per year equal to the BSBY Rate (Adjusted Periodically) plus 1.40%.

(b)         The interest rate will be adjusted on the first day of every month (for purposes of this section, the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)         For purposes of this section, the “BSBY Rate (Adjusted Periodically)” is a rate of interest equal to the rate per annum equal to the BSBY Screen Rate as determined for each Adjustment Date two (2) banking days prior to the Adjustment Date (for delivery on the first day of such interest period) with a term of one month; provided that if such rate is not published on such determination date then the rate will be the BSBY Screen Rate on the first banking day immediately prior thereto. “BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate (“BSBY”) administered by Bloomberg Index Services Limited and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Bank from time to time). If at any time the BSBY Rate (Adjusted Periodically) is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(d)         The Borrowers may prepay the outstanding principal of Facility No. 6 in full or in part at any time, without premium or penalty except as described below; provided that any prepayment shall be accompanied by all accrued interest thereon.”

2.5.         Collateral for Facility No. 6. Article 4 of the Existing Loan Agreement is amended to read as follows:

“4.         COLLATERAL FOR FACILITY NO. 5

Facility No. 5 will be secured by collateral assignments of the life insurance policies listed on Schedule A attached hereto (collectively, the “Assigned Policies”).”

2.6.         Banking Days. Section 5.7 of the Existing Loan Agreement is amended to read as follows:

“5.7         Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at a Reference Rate, in New York City.”

2.7.         Successor Rate. A new Section 5.11 is added to the Existing Loan Agreement to read as follows:

“5.11         Successor Rate. If at any time an interest rate index provided for in this Agreement (a “Reference Rate”) is not available at such time for any reason or the Bank makes the determination to incorporate or adopt a new interest rate index to replace such Reference Rate in credit agreements, then the Bank may replace such Reference Rate with an alternate interest rate index and adjustment, if applicable, as reasonably selected by the Bank, giving due consideration to any evolving or then existing conventions for such interest rate index and adjustment (any such successor interest rate index, as adjusted, the “Successor Rate”). In connection with the implementation of any Successor Rate, the Bank will have the right, from time to time, in good faith to make any conforming, technical, administrative or operational changes to this Agreement as may be appropriate to reflect the adoption and administration thereof and, notwithstanding anything to the contrary herein or in any other loan document, any amendments to this Agreement implementing such conforming changes will become effective upon notice to the Borrowers without any further action or consent of the other parties hereto. If at any time any Successor Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

2.8.         Use of Proceeds. Section 9.1 of the Existing Loan Agreement is amended to read as follows:

“9.1         Use of Proceeds. (a) To use the proceeds of Facility No. 1 to issue standby or commercial letters of credit, and for general corporate purposes not in contravention of any law or of any Loan Document., and (b) to use the proceeds of Facility No. 5 and Facility No. 6 to reimburse the Borrowers for all or a portion of the purchase price and other costs associated with the acquisition of substantially all of the assets of Sunset HWM, LLC, a Texas limited liability company.”

2.9.         Financial Covenants. Section 9.4(b) of the Existing Loan Agreement is amended to read as follows:

“(b)         A Funded Debt to EBITDA ratio not greater than the ratios indicated for each period specified below:

Period	Ratio
Through July 30, 2023	2.50 to 1.00
July 31, 2023, through July 30, 2024	2.25 to 1.00
July 31, 2024, and thereafter	2.00 to 1.00

The Funded Debt to EBITDA ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The results of any twelve‐-month period that includes time before the Acquisition shall be based on pro forma calculations of EBITDA, sufficiently explained, including to the extent appropriate results from the Seller for such time.”

2.10.         Insurance. Sections 9.17(b) and (c) of the Existing Loan Agreement are amended to read as follows:

“(b)         Not later than August 15, 2022, to provide evidence satisfactory to the Bank that the collateral assignments of the Assigned Policies in favor of the Bank have been filed of record with Northwestern Mutual, as the issuer of the Assigned Policies.

(c)         (i) To maintain the Assigned Policies as security for Facility No. 5 in full force and effect, and (ii) not to surrender or make any changes to the Assigned Policies (including without limitation, any change in the owner or the beneficiary under any of the Assigned Policies) without the prior written consent of the Bank.”

2.11.         Schedule A. A new Schedule A is added to the Existing Loan Agreement in the form of Schedule A attached to this Amendment.

3.         Representations and Warranties. The Borrowers hereby represent and warrant to the Bank that:

3.1.         The Borrowers are in compliance with all of the terms, covenants and conditions of the Existing Loan Agreement, and all of the terms, covenants and conditions of each of the other Loan Documents to which each is a party, and there exists no Default or Event of Default.

3.2.         After giving effect to this Amendment, the representations and warranties contained in Article 8 of the Loan Agreement are, except to the extent that they relate solely to an earlier date, true with the same effect as though such representations and warranties had been made on the date hereof.

3.3.         Each of the Borrowers has full organizational power and authority to execute and deliver this Amendment and the Collateral Assignment (as hereinafter defined), to perform its obligations under the Loan Agreement and the Collateral Assignment, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary organizational action.

3.4.         This Amendment, the Collateral Assignment and the Loan Agreement constitute the valid and legally binding obligations of the Borrowers, enforceable in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.5.         There are no actions, suits, proceedings or investigations pending or, so far as the officers, members or managers (as applicable) of any Borrower know, threatened before any court or administrative agency that, in the opinion of such officers, members or managers, would, if adversely determined, materially adversely affect (i) the financial condition or operations of the Borrowers, or (ii) the ability of the Borrowers to execute or deliver this Amendment or the Collateral Assignment or to carry out the terms of the Loan Agreement or the Collateral Assignment.

4.         Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

4.1.         Amendment. The Borrowers and the Bank shall have executed and delivered one or more counterparts of this Amendment.

4.2.         Collateral Assignment. The Borrowers shall have executed and delivered to the Bank a Security Agreement (Collateral Assignment of Life Insurance Policy as Collateral), in form and substance satisfactory to the Bank (the “Collateral Assignment”).

4.3.         Authorization. The Borrowers shall have provided evidence satisfactory to the Bank that the execution, delivery and performance by the Borrowers of this Amendment, the Collateral Assignment, the Loan Agreement and each other instrument or agreement required under this Amendment have been duly authorized.

4.4.         Upfront Fees. The Borrowers shall have paid to the Bank upfront fees with respect to Facility No. 5 and Facility No. 6 in an aggregate amount of $37,500.00, which fees shall be fully earned and non-refundable once paid.

4.5.         KYC Information. Upon the request of the Bank, (a) the Borrowers shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and (b) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall have delivered a Beneficial Ownership Certification to the Bank.

4.6.         Other Conditions. The Bank shall have received any and all other certificates, statements, opinions and other documents required by the terms of this Amendment or otherwise requested by the Bank.

5.         No Other Amendments; Reaffirmation; No Novation; No Waiver; Reservation of Rights and Release. Except as expressly amended hereby, the terms of the Loan Agreement shall remain in full force and effect in all respects, and each Borrower hereby reaffirms its obligations under the Loan Agreement and under each of the other Loan Documents to which it is a party. Each Borrower acknowledges and agrees that (a) the execution and delivery of this Amendment and consummation of the transactions contemplated hereby do not reduce, discharge, release, impair or otherwise limit any of such Borrower’s obligations under the Loan Agreement or any of the other Loan Documents to which it is a party, (b) no Borrower has any offset, counterclaim or defense of any kind to its obligations, covenants or agreements under the Loan Agreement or any of the other Loan Documents to which it is a party, (c) nothing contained in this Amendment shall be deemed to constitute a waiver or release by the Bank of any Default or Event of Default that may now or hereafter exist under the Loan Agreement or any of the other Loan Documents, or of the Bank’s right to exercise any and all of its rights and remedies thereunder, all of which rights and remedies are hereby reserved by the Bank, and (d) nothing contained in this Amendment shall be construed to constitute a novation with respect to the indebtedness described in the Loan Agreement and the other Loan Documents. Each Borrower, for itself and for its successors and assigns, hereby releases and forever discharges the Bank and the Bank’s, respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Bank Group”), from any and all presently existing claims, demands, damages, liabilities, actions and/or causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Borrower may have or claim to have against any of the Bank Group arising out of facts or events in any way related to the Loan Agreement, any of the other Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof.

6.         References. All references in the Loan Agreement to “this Agreement,” “herein,” “hereunder” or other words of similar import, and all references to the “Loan Agreement” or similar words in the other Loan Documents, or any other document or instrument that refers to the Loan Agreement, shall be deemed to be references to the Loan Agreement as amended by this Amendment.

7.         Expenses. The Borrowers hereby agree to pay all costs and expenses incurred by the Bank in connection with the preparation of this Amendment and the Collateral Assignment and the consummation of the transactions described herein, including, without limitation, the reasonable attorneys’ fees and expenses of the Bank.

8.         Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without reference to conflicts of law principles.

9.         Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Delivery by any party to this Amendment of its signatures hereon through facsimile or other electronic image file (including .pdf) (i) may be relied upon as if this Amendment were physically delivered with an original hand-written signature of such party, and (ii) shall be binding on such party for all purposes.

10.         Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.         FINAL AGREEMENT. BY SIGNING THIS AMENDMENT, EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN OR AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS AMENDMENT SUPERSEDES ANY COMMITMENT

LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES, AND (D) THIS AMENDMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Borrowers and the Bank have caused this Amendment to be duly executed under seal, all as of the day and year first above written.

Bank:	Borrowers:
Bank of America, N.A. By: /s/ Colleen Landau Name: Colleen Landau Title: Senior Vice President

Hooker Furnishings Corporation

(formerly Hooker Furniture Corporation)

By: /s/ Paul A. Huckfeldt          (Seal)

Name:       Paul A. Huckfeldt

Title:         Chief Financial Officer

Bradington-Young, LLC

By: /s/ Paul A. Huckfeldt          (Seal)

Name:       Paul A. Huckfeldt

Title:         Chief Financial Officer

Sam Moore Furniture LLC

By: /s/ Paul A. Huckfeldt          (Seal)

Name:       Paul A. Huckfeldt

Title:         Chief Financial Officer

Home Meridian Group, LLC

By: /s/ Paul A. Huckfeldt          (Seal)

Name:       Paul A. Huckfeldt

Title:         Chief Financial Officer